Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

A.S.V., INC.

at

$18.00 Net Per Share

Pursuant to the Offer to Purchase Dated January 28, 2008

by

TEREX MINNESOTA, INC.

a wholly-owned subsidiary of

TEREX CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, FEBRUARY 25, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated January 28, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by Terex Minnesota, Inc., a Minnesota corporation (the “Purchaser”), a wholly-owned subsidiary of Terex Corporation (“Terex”), to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of A.S.V., Inc., a Minnesota corporation (the “Company”), at a price of $18.00 per Share net to the seller in cash (subject to applicable withholding taxes), without interest.

The purpose of the Offer is for Terex, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, and certain conditions are satisfied or waived, Terex Minnesota, Inc., a wholly owned subsidiary of Terex, will be merged with and into the Company and the Company will be the surviving corporation.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $18.00 per Share, net to you in cash, without interest, upon the terms and subject to the conditions of the Offer.
2.	The Offer is being made for all outstanding Shares.
3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Monday, February 25, 2008, unless the Offer is extended.

4.

The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares that, represents a majority of the total number of outstanding Shares on a fully diluted basis at the time of the expiration of the Offer, as well as various other conditions described in the Offer to Purchase.

5.

The Company’s board of directors has (a) determined that the Offer and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of holders of Shares; and (b) recommends that the holders of the Shares accept the Offer and tender their Shares into the Offer.

6.

Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

7.

Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) , and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

A.S.V., INC.

at

$18.00 Net Per Share

Pursuant to the Offer to Purchase Dated January 28, 2008

by

TEREX MINNESOTA, INC.

a wholly-owned subsidiary of

TEREX CORPORATION

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 28, 2008, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by Terex Minnesota, Inc., a wholly-owned subsidiary of Terex Corporation, to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of A.S.V., Inc.

This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*
__________________________________________________________________________ Shares
Certificate Nos. (if available): ________________________________________________________
Account Number: _________________________________________________________________

Taxpayer Identification or Social Security
Number(s): ______________________________________________________________________
_______________________________________________________________________________

Dated: __________________, 2008
*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
SIGN BELOW: _______________________________________________________________________________

Signature(s)

Please Type or Print Name(s) Below:

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Please Type or Print Area Code and Telephone Number(s):

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